Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 8, 2013, relating to the balance sheet of OCI Resources LP as of May 3, 2013, appearing in the Prospectus filed by OCI Resources LP pursuant to Rule 424(b) on September 16, 2013, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
October 4, 2013